Exhibit 16.1

July 14, 2023

U.S. Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Ladies and Gentlemen:

We have read the statements made by Genprex, Inc., which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K of the Company dated July 14, 2023, and agree with such statements contained therein as they pertain to our firm.

Sincerely,

/s/ CohnReznick LLP